Exhibit 99.1

California BanCorp Reports Financial Results for the Fourth Quarter and Twelve Months Ended December 31, 2021

Oakland, CA – January 27, 2022 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the fourth quarter and twelve months ended December 31, 2021.

The Company reported net income of $3.2 million for the fourth quarter of 2021, which was consistent with the third quarter of 2021 and represented an increase of $1.4 million, or 78%, compared to $1.8 million for the fourth quarter of 2020. For the twelve months ended December 31, 2021, net income was $13.4 million which represented an increase of $9.1 million, or 211%, compared to $4.3 million for the same period in 2020.

Diluted earnings per share of $0.38 for the fourth quarter of 2021 compared to $0.39 for the third quarter of 2021 and $0.22 for the fourth quarter of 2020. For the twelve months ended December 31, 2021, diluted earnings per share of $1.61 compared to $0.53 for the same period in 2020.

“Our fourth quarter performance completed a year in which we delivered on all of the goals we set to continue enhancing the value of our franchise,” Steven Shelton, President and CEO of California BanCorp. “Our successful new business development efforts enabled us to surpass $2 billion in total assets during 2021 despite the runoff of PPP loans. Our balance sheet growth produced a strong increase in revenue that enabled us to continue realizing more operating leverage, improve our level of profitability, and grow our book value per share by 10% in 2021. During the fourth quarter, we had 33% annualized loan growth, excluding PPP loans, which was our highest level of growth in 2021 and reflects our continued success in taking market share in our targeted industries and asset classes. We believe we are very well positioned to deliver another strong performance in 2022. Our markets are healthy and showing increasing loan demand, our business development efforts continue to generate consistent growth in loans and low-cost deposits, and the composition of our balance sheet with a high percentage of noninterest-bearing deposits, variable rate loans, and cash and cash equivalents positions us well to benefit from higher interest rates. We believe that the combination of our continued balance sheet growth, asset sensitivity, and improving operating efficiencies should result in further improvement in our core earnings power and profitability in 2022.”

“We continue to strike an effective balance between new business development and prudent risk management, as we are generating strong balance sheet growth while maintaining outstanding asset quality and our targeted level of interest rate sensitivity,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “As we start 2022, we continue to have strong capital and liquidity positions to support the profitable growth of the Company.”

Financial Highlights:

Profitability—three months ended December 31, 2021 compared to September 30, 2021

•	Net income of $3.2 million and $0.38 per diluted share, compared to $3.2 million and $0.39 per diluted share, respectively.

•	Revenue of $15.0 million decreased $182,000, or 1%, compared to $15.1 million for the third quarter of 2021.

•	Net fees from Paycheck Protection Program (“PPP”) loans contributed $708,000 to net interest income compared to $1.6 million for the third quarter of 2021.

•	Provision for loan losses of $504,000 increased $204,000, or 68%, primarily as a result of growth in the loan portfolio.

•

Non-interest expense, excluding capitalized loan origination costs, of $11.6 million decreased $100,000, or 1%, compared to $11.7 million for the third quarter of 2021 primarily due to lower headcount during the quarter resulting from the impact of the current competitive labor market.

Profitability—twelve months ended December 31, 2021 compared to December 31, 2020

•	Net income of $13.4 million and $1.61 per diluted share, compared to $4.3 million and $0.53 per diluted share, respectively.

•	Revenue of $58.9 million increased $10.0 million, or 20%, compared to $48.9 million in the prior year.

•	Net fees from PPP loans contributed $5.5 million to net interest income compared to $3.3 million in the prior year.

•

Provision for loan losses decreased $4.9 million primarily due to a charge-off recognized in the second quarter of 2020 related to a legacy problem loan as well as our continued assessment of qualitative reserves regarding the general macroeconomic changes related to COVID-19 as it pertains to our overall loan portfolio.

•	Non-interest expense, excluding capitalized loan origination costs, of $46.0 million compared to $45.7 million for the same period in the prior year.

Financial Position – December 31, 2021 compared to September 30, 2021

•	Total assets decreased by $34.1 million, or 2%, to $2.02 billion.

•

Total gross loans increased by $74.7 million, or 6% to $1.38 billion. Excluding the impact of PPP loans forgiven by the SBA, total gross loans increased during the fourth quarter by $99.6 million, or 8%, to $1.30 billion.

•	Total deposits decreased by $61.9 million, or 4%, to $1.68 billion. Average deposits increased $41.1 million, or 2%, to $1.76 billion.

•	Borrowing arrangements increased by $21.9 million, or 16%, to $160.4 million.

•	Capital ratios remained strong with a Tier 1 leverage ratio of 7.23%, Tier 1 capital ratio of 8.62% and total risk-based capital ratio of 12.75%.

Net Interest Income and Margin:

Net interest income for the quarter ended December 31, 2021 was $14.0 million, an increase of $126,000, or 1%, over $13.8 million for the three months ended September 30, 2021, and an increase of $1.2 million, or 9%, over $12.8 million for the quarter ended December 31, 2020. The increase in net interest income compared to the fourth quarter of 2020 was primarily attributable to a higher yield on loans as a result of new loan originations replacing the PPP loans that were forgiven during the current quarter, combined with growth in other earning assets due to excess liquidity.

Net interest income for the twelve months ended December 31, 2021 was $54.7 million, an increase of $9.8 million, or 22% over $44.9 million for the twelve months ended December 31, 2020. The increase in net interest income was primarily attributable to an increase in interest income as the result of growth in earning assets and amortization of fees received on PPP loans offset, in part, by a decline in short-term interest rates and higher liquidity.

The Company’s net interest margin for the fourth quarter of 2021 was 2.81% compared to 2.87% for the third quarter of 2021 and 2.66% for the fourth quarter of 2020. The decrease in margin compared to the prior quarter was primarily due to excess liquidity and a decline in accelerated deferred fees on PPP loans granted forgiveness by the SBA. The increase in margin compared to the fourth quarter one year ago was primarily due to higher recognition of accelerated deferred fees on PPP loans granted forgiveness by the SBA, offset in part by a decrease in short-term interest rates.

The Company’s net interest margin for the twelve months ended December 31, 2021 was 2.89% compared to 2.76% for the same period in 2020. The increase in margin compared to the prior year was primarily due to an increase in fees recognized on PPP loans, partially offset by a decrease in short-term interest rates and higher liquidity.

Non-Interest Income:

The Company’s non-interest income for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020 was $994,000, $1.3 million and $916,000, respectively. The decrease in noninterest income from the prior quarter was primarily due to prepayment penalties on loans recognized during the third quarter of 2021, partially offset by an increase in service charges and other fees.

For the twelve months ended December 31, 2021, non-interest income was $4.2 million compared to $4.0 million for the same period of 2020. The increase in non-interest income from the prior year was primarily the result of an increase in service charges and loan related fees.

Net interest income and non-interest income comprised total revenue of $15.0 million, $15.1 million, and $13.7 million for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. Total revenue for the twelve months ended December 31, 2021 and 2020 was $58.9 million and $48.9 million, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020 was $10.0 million, $10.5 million, and $10.4 million, respectively. The decrease in non-interest expense during the fourth quarter of 2021 was primarily a result of increased deferred loan origination costs associated with the growth in the loan portfolio. Excluding capitalized loan origination costs, non-interest expenses for the fourth and third quarters of 2021 and the fourth quarter of 2020 were $11.6 million, $11.7 million, and $11.6 million, respectively.

Non-interest expense of $40.4 million for the twelve months ended December 31, 2021 compared to $37.8 million for the same period of 2020. Excluding capitalized loan origination costs, non-interest expense was $46.0 million for the twelve months ended December 31, 2021 and $45.7 million for the same period in 2020 which reflects the Company’s continued focus on managing expenses and leveraging the recent investment in infrastructure to support the continued growth of the Company.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 66.90%, 69.42%, and 76.15% for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. For the twelve months ended December 31, 2021 and 2020, the Company’s efficiency ratio was 68.65% and 77.27%, respectively.

Balance Sheet:

Total assets of $2.02 billion as of December 31, 2021, represented a decrease of $34.1 million, or 2%, compared to $2.05 billion at September 30, 2021 and an increase of $109.2 million, or 6%, compared to $1.91 billion at December 31, 2020. The decrease in total assets from the third quarter of 2021 was primarily due to a reduction in liquidity resulting from the seasonal outflow of deposits related to tax planning distributions made by certain commercial clients, partially offset by growth in the loan and investment portfolios. The year-over-year increase in total assets was primarily due to excess liquidity generated from growth in the deposit portfolio as the result of funding additional PPP loans combined with organic growth.

Total gross loans increased by $74.7 million, or 6%, to $1.38 billion at December 31, 2021 compared to $1.30 billion at September 30, 2021 and increased by $7.6 million, or 1%, compared to $1.37 billion at December 31, 2020.

During the fourth quarter of 2021, commercial and real estate other loans increased by $46.1 million and $33.0 million, respectively, due to organic growth. Additionally, during the fourth quarter of 2021 the Company purchased, net of discount, $22.7 million of residential solar loans. Partially offsetting these increases within the total loan portfolio, SBA loans decreased by $25.7 million primarily due to PPP loan forgiveness.

Year-over-year, commercial and real estate other loans increased by $59.7 million and $146.5 million, respectively, due to organic growth. The Company also purchased two portfolios of residential solar loans totaling approximately $42.7 million, net of discount. Partially offsetting these increases within the total loan portfolio, SBA loans decreased by $236.2 million primarily due to PPP loan forgiveness.

As a result of the CARES Act PPP, which was launched in April 2020 and re-launched in January 2021, the Company funded approximately $491.3 million in loans. Approximately $418.8 million of those balances have been granted forgiveness by the SBA as of December 31, 2021.

Total deposits decreased by $61.9 million, or 4%, to $1.68 billion at December 31, 2021, from $1.74 billion at September 30, 2021 and increased by $147.9 million, or 10%, over $1.53 billion at December 31, 2020. The decrease in total deposits from the end of the third quarter of 2021 was primarily due to a reduction in noninterest- bearing demand deposits of $19.4 million and a reduction in money market and savings deposits of $32.6 million.

Compared to the same period last year, deposit growth was primarily concentrated in noninterest-bearing demand and money market deposits as the result of funding PPP loans combined with organic growth. Noninterest-bearing deposits, consisting primarily of commercial business operating accounts, represented 46% of total deposits at December 31, 2021, compared to 45% at September 30, 2021 and 44% at December 31, 2020.

As of December 31, 2021, the Company had borrowing arrangements, excluding junior subordinated debt securities, of $106.4 million compared to $79.5 million at September 30, 2021 and $189.0 million as of December 31, 2020. The increase in borrowings during the fourth quarter of 2021 was comprised primarily of a $50.0 million short-term FHLB advance, partially offset by a $23.1 million reduction in PPPLF activity.

Asset Quality:

The provision for loan losses increased to $504,000 for the fourth quarter of 2021 compared to $300,000 for the third quarter of 2021 and decreased from $700,000 for the fourth quarter of 2020. Net loan recoveries in the fourth quarter of 2021 were $6,000, or 0.00% of gross loans, compared to net recoveries of $31,000, or 0.00% of gross loans, in the third quarter of 2021 and net recoveries of $26,000, or 0.00% of gross loans, in the fourth quarter 2020.

Non-performing assets (“NPAs”) to total assets of 0.01% at December 31, 2021 compared to 0.06% at September 30, 2021 and 0.01% at December 31, 2020, with non-performing loans of $232,000, $1.2 million, and $234,000 respectively, on those dates. The decrease in NPAs at December 31, 2021 compared to the September 30, 2021 primarily related to one commercial real estate loan that was paid off in full by the borrower.

The allowance for loan losses increased by $510,000 to $14.1 million, or 1.02% of total loans, at December 31, 2021, compared to $13.6 million, or 1.04% of total loans, at September 30, 2021 and decreased by $30,000 compared to $14.1 million, or 1.03% of total loans, at December 31, 2020. The increase in the allowance for loan losses in the quarter ended December 31, 2021 compared to the quarter ended September 30, 2021 was primarily the result of growth in the loan portfolio throughout the core segments of our business. The allowance as a percentage of total loans in the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020 remained consistent and reflects the Company’s continued assessment of the qualitative reserves in response to general macroeconomic impacts related to COVID-19 combined with continued strong credit quality.

Capital Adequacy:

At December 31, 2021, shareholders’ equity totaled $150.8 million compared to $147.2 million at September 30, 2021 and $136.4 million one year ago. As a result, the Company’s total risk-based capital ratio, Tier 1 capital ratio and Tier 1 leverage ratio of 12.75%, 8.62%, and 7.23%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions of 10.00%, 8.00% and 5.00% respectively.

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2020 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, which we expect to file with the SEC during the first quarter of 2022, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by law.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

			Change			Change
QUARTERLY HIGHLIGHTS:	Q4 2021	Q3 2021	$	%	Q4 2020	$	%

Interest income	$15,543	$15,539	$4	0%	$14,748	$795	5%
Interest expense	1,576	1,698	(122)	-7%	1,985	(409)	-21%

Net interest income	13,967	13,841	126	1%	12,763	1,204	9%
Provision for loan losses	504	300	204	68%	700	(196)	-28%

Net interest income after provision for loan losses	13,463	13,541	(78)	-1%	12,063	1,400	12%
Non-interest income	994	1,302	(308)	-24%	916	78	9%
Non-interest expense	10,009	10,513	(504)	-5%	10,416	(407)	-4%

Income before income taxes	4,448	4,330	118	3%	2,563	1,885	74%
Income tax expense	1,267	1,114	153	14%	778	489	63%

Net income	$3,181	$3,216	$(35)	-1%	$1,785	$1,396	78%

Diluted earnings per share	$0.38	$0.39	$(0.01)	-3%	$0.22	$0.16	73%

Net interest margin	2.81%	2.87%	-6 Basis Points		2.66%	+15 Basis Points
Efficiency ratio	66.90%	69.42%	-252 Basis Points		76.15%	-925 Basis Points

			Change
YEAR-TO-DATE HIGHLIGHTS:	2021	2020	$	%

Interest income	$61,293	$53,019	$8,274	16%
Interest expense	6,563	8,102	(1,539)	-19%

Net interest income	54,730	44,917	9,813	22%
Provision for loan losses	4	4,880	(4,876)	-100%

Net interest income after provision for loan losses	54,726	40,037	14,689	37%
Non-interest income	4,173	4,012	161	4%
Non-interest expense	40,437	37,809	2,628	7%

Income before income taxes	18,462	6,240	12,222	196%
Income tax expense	5,094	1,937	3,157	163%

Net income	$13,368	$4,303	$9,065	211%

Diluted earnings per share	$1.61	$0.53	$1.08	204%

Net interest margin	2.89%	2.76%	+13 Basis Points
Efficiency ratio	68.65%	77.27%	-862 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
PERIOD-END HIGHLIGHTS:	Q4 2021	Q3 2021	$	%	Q4 2020	$	%

Total assets	$2,014,996	$2,049,079	$(34,083)	-2%	$1,905,779	$109,217	6%
Gross loans	1,376,649	1,301,972	74,677	6%	1,369,070	7,579	1%
Deposits	1,680,138	1,742,054	(61,916)	-4%	1,532,206	147,932	10%
Tangible equity	143,241	139,715	3,526	3%	128,856	14,385	11%
Tangible book value per share	$17.37	$16.93	$0.44	3%	$15.77	$1.60	10%
Tangible equity / total assets	7.11%	6.82%	+29 Basis Points		6.76%	+35 Basis Points
Gross loans / total deposits	81.94%	74.74%	+720 Basis Points		89.35%	-741 Basis Points
Noninterest-bearing deposits / total deposits	45.90%	45.39%	+51 Basis Points		43.93%	+197 Basis Points

QUARTERLY AVERAGE			Change			Change
HIGHLIGHTS:	Q4 2021	Q3 2021	$	%	Q4 2020	$	%

Total assets	$2,054,490	$1,985,894	$68,596	3%	$1,993,661	$60,829	3%
Total earning assets	1,971,558	1,912,697	58,861	3%	1,910,656	60,902	3%
Gross loans	1,330,044	1,316,080	13,964	1%	1,375,664	(45,620)	-3%
Deposits	1,759,592	1,718,525	41,067	2%	1,516,441	243,151	16%
Tangible equity	142,118	138,833	3,285	2%	127,981	14,137	11%
Tangible equity / total assets	6.92%	6.99%	-7 Basis Points		6.42%	+50 Basis Points
Gross loans / total deposits	75.59%	76.58%	-99 Basis Points		90.72%	-1,513 Basis Points
Noninterest-bearing deposits / total deposits	45.24%	45.17%	+7 Basis Points		44.68%	+56 Basis Points

YEAR-TO-DATE AVERAGE			Change
HIGHLIGHTS:	2021	2020	$	%

Total assets	$1,968,884	$1,713,416	$255,468	15%
Total earning assets	1,891,234	1,629,615	261,619	16%
Gross loans	1,368,960	1,219,324	149,636	12%
Deposits	1,664,352	1,308,564	355,788	27%
Tangible equity	136,623	126,343	10,280	8%
Tangible equity / total assets	6.94%	7.37%	-43 Basis Points
Gross loans / total deposits	82.25%	93.18%	-1,093 Basis Points
Noninterest-bearing deposits / total deposits	44.93%	43.31%	+162 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR LOAN LOSSES:	12/31/21	09/30/21	06/30/21	03/31/21	12/31/20
Balance, beginning of period	$13,571	$13,240	$14,577	$14,111	$13,385
Provision for loan losses, quarterly	504	300	(1,100)	300	700
Charge-offs, quarterly	—	—	(278)	—	—
Recoveries, quarterly	6	31	41	166	26

Balance, end of period	$14,081	$13,571	$13,240	$14,577	$14,111

NONPERFORMING ASSETS:	12/31/21	09/30/21	06/30/21	03/31/21	12/31/20
Loans accounted for on a non-accrual basis	$232	$1,233	$1,234	$234	$234
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$232	$1,233	$1,234	$234	$234
Other real estate owned	—	—	—	—	—

Nonperforming assets	$232	$1,233	$1,234	$234	$234

Loans restructured and in compliance with modified terms	—	—	—	—	—

Nonperforming assets and restructured loans	$232	$1,233	$1,234	$234	$234

Nonperforming loans by asset type:
Commercial	$—	$—	$—	$—	$—
Real estate other	—	1,000	1,000	—	—
Real estate construction and land	—	—	—	—	—
SBA	232	233	234	234	234
Other	—	—	—	—	—

Nonperforming loans	$232	$1,233	$1,234	$234	$234

ASSET QUALITY:	12/31/21	09/30/21	06/30/21	03/31/21	12/31/20
Allowance for loan losses / gross loans	1.02%	1.04%	0.98%	0.99%	1.03%
Allowance for loan losses / nonperforming loans	6069.40%	1100.65%	1072.93%	6229.49%	6030.34%
Nonperforming assets / total assets	0.01%	0.06%	0.07%	0.01%	0.01%
Nonperforming loans / gross loans	0.02%	0.09%	0.09%	0.02%	0.02%
Net quarterly charge-offs / gross loans	0.00%	0.00%	0.02%	-0.01%	0.00%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended			Twelve months ended
	12/31/21	09/30/21	12/31/20	12/31/21	12/31/20
INTEREST INCOME
Loans	$14,520	$14,870	$14,305	$58,677	$51,401
Federal funds sold	216	199	131	587	685
Investment securities	807	470	312	2,029	933

Total interest income	15,543	15,539	14,748	61,293	53,019

INTEREST EXPENSE
Deposits	937	1,152	1,359	4,418	6,341
Other	639	546	626	2,145	1,761

Total interest expense	1,576	1,698	1,985	6,563	8,102

Net interest income	13,967	13,841	12,763	54,730	44,917
Provision for loan losses	504	300	700	4	4,880

Net interest income after provision for loan losses	13,463	13,541	12,063	54,726	40,037

NON-INTEREST INCOME
Service charges and other fees	1,038	905	662	3,222	2,949
Other non-interest income	(44)	397	254	951	1,063

Total non-interest income	994	1,302	916	4,173	4,012

NON-INTEREST EXPENSE
Salaries and benefits	6,370	6,920	7,072	26,031	22,122
Premises and equipment	1,320	1,372	1,125	5,098	4,755
Other	2,319	2,221	2,219	9,308	10,932

Total non-interest expense	10,009	10,513	10,416	40,437	37,809

Income before income taxes	4,448	4,330	2,563	18,462	6,240
Income taxes	1,267	1,114	778	5,094	1,937

NET INCOME	$3,181	$3,216	$1,785	$13,368	$4,303

EARNINGS PER SHARE
Basic earnings per share	$0.39	$0.39	$0.22	$1.63	$0.53

Diluted earnings per share	$0.38	$0.39	$0.22	$1.61	$0.53

Average common shares outstanding	8,255,340	8,244,154	8,152,052	8,222,749	8,131,325

Average common and equivalent shares outstanding	8,342,032	8,310,799	8,203,931	8,292,942	8,169,082

PERFORMANCE MEASURES
Return on average assets	0.61%	0.64%	0.36%	0.68%	0.25%
Return on average equity	8.43%	8.72%	5.25%	9.27%	3.22%
Return on average tangible equity	8.88%	9.19%	5.55%	9.78%	3.41%
Efficiency ratio	66.90%	69.42%	76.15%	68.65%	77.27%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	12/31/21	09/30/21	06/30/21	03/31/21	12/31/20
ASSETS
Cash and due from banks	$4,539	$22,424	$26,159	$18,475	$22,485
Federal funds sold	465,917	578,626	366,347	342,305	396,032
Investment securities	103,278	82,108	61,142	58,105	55,093
Loans:
Commercial	474,281	428,169	425,643	439,044	414,548
Real estate other	697,212	664,202	616,451	573,520	550,690
Real estate construction and land	43,194	41,312	41,558	45,550	37,193
SBA	81,403	107,096	204,734	364,273	317,564
Other	80,559	61,193	64,253	47,926	49,075

Loans, gross	1,376,649	1,301,972	1,352,639	1,470,313	1,369,070
Unearned fee income	1,688	760	(629)	(1,569)	523
Allowance for loan losses	(14,081)	(13,571)	(13,240)	(14,577)	(14,111)

Loans, net	1,364,256	1,289,161	1,338,770	1,454,167	1,355,482
Premises and equipment, net	4,405	4,227	5,089	5,452	5,778
Bank owned life insurance	24,412	24,247	24,085	23,920	23,718
Goodwill and core deposit intangible	7,513	7,524	7,534	7,544	7,554
Accrued interest receivable and other assets	40,676	40,762	39,937	37,620	39,637

Total assets	$2,014,996	$2,049,079	$1,869,063	$1,947,588	$1,905,779

LIABILITIES
Deposits:
Demand noninterest-bearing	$771,205	$790,646	$791,580	$742,574	$673,100
Demand interest-bearing	37,250	39,679	36,268	33,022	34,869
Money market and savings	717,480	750,112	674,390	670,517	623,603
Time	154,203	161,617	177,534	183,602	200,634

Total deposits	1,680,138	1,742,054	1,679,772	1,629,715	1,532,206

Junior subordinated debt securities	54,028	59,009	24,745	24,729	24,994
Other borrowings	106,387	79,536	—	134,819	189,043
Accrued interest payable and other liabilities	23,689	21,241	20,805	19,147	23,126

Total liabilities	1,864,242	1,901,840	1,725,322	1,808,410	1,769,369

SHAREHOLDERS’ EQUITY
Common stock	109,473	109,009	108,417	108,430	107,948
Retained earnings	41,189	38,008	34,792	30,630	27,821
Accumulated other comprehensive (loss)	92	222	532	118	641

Total shareholders’ equity	150,754	147,239	143,741	139,178	136,410

Total liabilities and shareholders’ equity	$2,014,996	$2,049,079	$1,869,063	$1,947,588	$1,905,779

CAPITAL ADEQUACY
Tier I leverage ratio	7.23%	7.29%	7.53%	7.46%	7.49%
Tier I risk-based capital ratio	8.62%	9.17%	9.35%	9.47%	10.11%
Total risk-based capital ratio	12.75%	13.92%	11.93%	12.34%	13.22%
Total equity/ total assets	7.48%	7.19%	7.69%	7.15%	7.16%
Book value per share	$18.28	$17.85	$17.47	$16.99	$16.69
Common shares outstanding	8,246,300	8,250,109	8,229,116	8,189,598	8,171,734

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,			Three months ended September 30,
	2021			2021
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,330,044	4.33%	$14,520	$1,316,080	4.48%	$14,870
Federal funds sold	536,503	0.16%	216	530,806	0.15%	199
Investment securities	105,011	3.05%	807	65,811	2.83%	470

Total interest earning assets	1,971,558	3.13%	15,543	1,912,697	3.22%	15,539

Noninterest-earning assets:
Cash and due from banks	18,886			18,627
All other assets (2)	64,046			54,570

TOTAL	$2,054,490			$1,985,894

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$37,379	0.10%	$9	$36,696	0.09%	$8
Money market and savings	766,826	0.40%	769	735,785	0.52%	961
Time	159,420	0.40%	159	169,849	0.43%	183
Other	122,722	2.07%	639	102,287	2.12%	546

Total interest-bearing liabilities	1,086,347	0.58%	1,576	1,044,617	0.64%	1,698

Noninterest-bearing liabilities:
Demand deposits	795,967			776,195
Accrued expenses and other liabilities	22,539			18,719
Shareholders’ equity	149,637			146,363

TOTAL	$2,054,490			$1,985,894

Net interest income and margin (3)		2.81%	$13,967		2.87%	$13,841

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $125,000 and $1.0 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $13.6 million and $13.3 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,
	2021			2020
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,330,044	4.33%	$14,520	$1,375,664	4.14%	$14,305
Federal funds sold	536,503	0.16%	216	480,790	0.11%	131
Investment securities	105,011	3.05%	807	54,202	2.29%	312

Total interest earning assets	1,971,558	3.13%	15,543	1,910,656	3.07%	14,748

Noninterest-earning assets:
Cash and due from banks	18,886			20,616
All other assets (2)	64,046			62,389

TOTAL	$2,054,490			$1,993,661

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$37,379	0.10%	$9	$33,674	0.13%	$11
Money market and savings	766,826	0.40%	769	604,578	0.74%	1,118
Time	159,420	0.40%	159	200,606	0.46%	230
Other	122,722	2.07%	639	318,570	0.78%	626

Total interest-bearing liabilities	1,086,347	0.58%	1,576	1,157,428	0.68%	1,985

Noninterest-bearing liabilities:
Demand deposits	795,967			677,583
Accrued expenses and other liabilities	22,539			23,466
Shareholders’ equity	149,637			135,184

TOTAL	$2,054,490			$1,993,661

Net interest income and margin (3)		2.81%	$13,967		2.66%	$12,763

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $125,000 and $494,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of 13.6 million and $13.4 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Twelve months ended December 31,
	2021			2020
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,368,960	4.29%	$58,677	$1,219,324	4.22%	$51,401
Federal funds sold	450,898	0.13%	587	371,476	0.18%	685
Investment securities	71,376	2.84%	2,029	38,815	2.40%	933

Total interest earning assets	1,891,234	3.24%	61,293	1,629,615	3.25%	53,019

Noninterest-earning assets:
Cash and due from banks	17,642			20,810
All other assets (2)	60,008			62,991

TOTAL	$1,968,884			$1,713,416

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$35,623	0.11%	$38	$28,559	0.13%	$36
Money market and savings	705,621	0.51%	3,627	547,592	0.88%	4,795
Time	175,240	0.43%	753	165,630	0.91%	1,510
Other	139,011	1.54%	2,145	249,474	0.71%	1,761

Total interest-bearing liabilities	1,055,495	0.62%	6,563	991,255	0.82%	8,102

Noninterest-bearing liabilities:
Demand deposits	747,868			566,783
Accrued expenses and other liabilities	21,363			21,843
Shareholders’ equity	144,158			133,535

TOTAL	$1,968,884			$1,713,416

Net interest income and margin (3)		2.89%	$54,730		2.76%	$44,917

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $3.4 million and $1.6 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $13.9 million and $12.3 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Net interest income	$13,967	$13,841	$13,586	$13,336	$12,763
Non-interest income	994	1,302	956	921	916

Total revenue	$14,961	$15,143	$14,542	$14,257	$13,679

PPP RELATED DEFERRED FEES AND COSTS:				Amortization of Deferred Balance	Deferred Balance Remaining
	Deferred Balance at Origination
	2021 Program	2020 Program	Total
PPP fees	$4,479	$9,086	$13,565	$11,429	$2,136
PPP capitalized loan origination costs	540	2,451	2,991	2,650	$341

Net PPP fees	$3,939	$6,635	$10,574	$8,779	$1,795

IMPACT OF PPP ACTIVITY REFLECTED	Amortization of Deferred Balance
IN NET INTEREST INCOME:	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
PPP fees	$817	$1,909	$2,185	$2,222	$2,083
PPP capitalized loan origination costs	109	348	514	633	527

Net PPP fees	$708	$1,561	$1,671	$1,589	$1,556

NON-INTEREST EXPENSE:	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Total non-interest expense	$10,009	$10,513	$9,835	$10,080	$10,416
Total capitalized loan origination costs	1,601	1,197	1,217	1,513	1,198

Total operating expenses, before capitalization of loan origination costs	$11,610	$11,710	$11,052	$11,593	$11,614

GROSS LOANS:	12/31/21	09/30/21	06/30/21	03/31/21	12/31/20
Gross loans	$1,376,649	$1,301,972	$1,352,639	$1,470,313	$1,369,070
PPP loans	72,527	97,451	194,472	353,426	306,373

Gross loans, excluding PPP loans	$1,304,122	$1,204,521	$1,158,167	$1,116,887	$1,062,697